Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026 Functional Brands, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Functional Brands, Inc.
effective at the opening of the trading session on July 23, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2) and the Company was subject to the provisions contemplated in Listing Rule 5810(c)(3)(A)(iii).
As a result, Staff has determined to delist the Company common stock from the Exchange. The Company was notified of the Staff determination on June 9, 2026.
On June 16, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On June 29, 2026, the Company formally withdrew its appeal of Staff's Delist Determination Letter.
A letter was issued by the Exchange to the Company confirming the appeal.
Said letter was issued on June 30, 2026.
The Company common stock was suspended on June 16, 2026. The
Staff determination to delist the Company common stock became final on June 16, 2026.